EXHIBIT 99.1

BioCorRx Pharmaceuticals Inc. announces that it has acquired LUCEMYRA® (lofexidine), an FDA-Approved Opioid Withdrawal Medication, from USWM, LLC

ANAHEIM, CA & Louisville, KY, March 10, 2025 – BioCorRx Inc. (OTCQB: BICX) (the “Company”), a developer and provider of innovative treatment programs for substance abuse and related disorders and USWM LLC, a specialty pharmaceutical company dedicated to addressing unmet medical needs, today announced that the Company’s subsidiary BioCorRx Pharmaceuticals Inc., entered into a definitive agreement to acquire LUCEMYRA (lofexidine), a U.S. Food and Drug Administration (FDA) approved prescription medication for opioid withdrawal from USWM, LLC.

LUCEMYRA is the first and only non-opioid medication approved by the FDA to mitigate opioid withdrawal symptoms, providing critical relief for patients undergoing opioid detoxification. BioCorRx Pharmaceuticals Inc. projects LUCEMYRA to continue generating meaningful sales, positioning it as a key asset in BioCorRx Pharmaceutical Inc.’s expanding product line and represents its first FDA approved commercialized product.

Under the general terms of the agreement, USWM, LLC will retain a portion of future sales up to a capped amount in lieu of a direct cash payment at closing, BioCorRx Pharmaceuticals will pay a low single digit royalty to USWM, LLC, and USWM, LLC will receive shares of common stock and warrants from BioCorRx Inc.

Lourdes Felix, CEO, CFO, and Director of BioCorRx Inc., and President, and Chairman of BioCorRx Pharmaceuticals Inc., commented: "This acquisition represents a significant milestone as we expand our addiction treatment offerings. LUCEMYRA provides a critical solution for patients experiencing opioid withdrawal, and we are excited to integrate it into our portfolio. We believe this strategic move will drive revenue growth and reinforce our commitment to combating the opioid crisis. Acquiring LUCEMYRA aligns with our mission to deliver innovative, non-opioid treatment solutions. By leveraging our expertise in behavioral health and our strong network of treatment centers, we aim to expand LUCEMYRA’s market presence and improve access to opioid withdrawal treatment for those who need it most. Additionally, we believe that this acquisition will generate positive cash flow as we further develop our product pipeline and take the necessary steps to bring BICX104 to regulatory/FDA approval”.

P. Breckinridge Jones, Sr., CEO of USWM LLC, stated, "We are proud of the impact LUCEMYRA has had in helping patients manage opioid withdrawal symptoms. Finding the right partner to continue its legacy was important to us, and BioCorRx’s deep commitment to addiction treatment makes them an ideal fit. We look forward to working together through this transition and seeing the continued success of LUCEMYRA under BioCorRx’s leadership."

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About BioCorRx Inc.

BioCorRx Inc. (OTCQB: BICX) is an addiction treatment solutions company offering a unique approach to the treatment of substance use and other related disorders. Beat Addiction Recovery is a substance use disorder recovery program that typically includes BioCorRx's proprietary Cognitive Behavioral Therapy (CBT) modules along with peer support via mobile app along with medication prescribed by an independent treating physician under their discretion. The UnCraveRx® Weight Loss Program is also a medication-assisted weight loss program that includes access to concierge on-demand wellness specialists: nutritionists, fitness experts, and personal support from behavioral experts, please visit www.uncraverx.com for more information on UnCraveRx®. The Company also controls BioCorRx Pharmaceuticals Inc., a clinical-stage drug development subsidiary currently seeking FDA approval for BICX104, an implantable naltrexone pellet for the treatment of alcohol and opioid use disorders. For more information on BICX and its subsidiary pipeline, please visit www.BioCorRx.com.

About USWM LLC

USWM LLC is a privately held specialty pharmaceutical company that develops, licenses, and markets unique healthcare products designed to improve the lives of patients with challenging conditions and unmet medical needs. More information on USWM LLC can be found at www.usworldmeds.com.

About LUCEMYRA (lofexidine)

LUCEMYRA (lofexidine), an oral tablet, is a central alpha 2-adrenergic agonist that reduces the release of norepinephrine to suppress the neurochemical surge that produces opioid withdrawal. It is indicated for mitigation of opioid withdrawal symptoms to facilitate abrupt opioid discontinuation in adults. In clinical trials, LUCEMYRA reduced the severity of withdrawal symptoms compared to placebo, as reported by patients experiencing opioid withdrawal. LUCEMYRA is administered A orally for up to 14 days, with dosing guided by symptoms. LUCEMYRA should be discontinued with gradual dose reduction over two to four days. The most common adverse reactions are orthostatic hypotension, bradycardia, hypotension, dizziness, somnolence, sedation, and dry mouth.

About Opioid Withdrawal Opioids lower norepinephrine, a brain chemical that supports vital functions like respiration and consciousness. With continued opioid use, the brain establishes a new equilibrium by increasing compensatory norepinephrine production in order to maintain normal functioning. When opioids are removed, or the dose is significantly reduced, the brain's increased norepinephrine levels are no longer offset by the presence of the opioids. This results in a norepinephrine surge that produces the acute symptoms of withdrawal.

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Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown. risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

Important Safety Information

What is LUCEMYRA?

LUCEMYRA is a non-opioid prescription medicine used in adults to help with the symptoms of opioid withdrawal that may happen when you stop taking an opioid suddenly. LUCEMYRA will not completely prevent the symptoms of opioid withdrawal and is not a treatment for opioid use disorder.

Important Safety Information

LUCEMYRA can cause serious side effects, including low blood pressure, slow heart rate, and fainting. Watch for symptoms of low blood pressure or heart rate, including dizziness, lightheadedness, or feeling faint at rest or when quickly standing up; if you experience these symptoms, call your healthcare provider right away and do not take your next dose of LUCEMYRA until you have talked to your healthcare provider. Avoid becoming dehydrated or overheated and be careful not to stand up too suddenly from lying or sitting, as these may increase your risk of low blood pressure and fainting. When your treatment is complete, you will need to stop taking LUCEMYRA gradually, or your blood pressure could increase. After a period of not using opioid drugs, you can become more sensitive to the effects of opioids if you start using them again. This may increase your risk of overdose and death. Before taking LUCEMYRA, tell your healthcare provider about all your medical conditions, including if you have low blood pressure, slow heart rate, any heart problems including history of heart attack or a condition called long QT syndrome, liver or kidney problems, or if you drink alcohol. Tell your healthcare provider if you are pregnant, plan on becoming pregnant, or are breastfeeding; it is not known if LUCEMYRA can harm your unborn baby or whether LUCEMYRA passes into your breast milk. Especially tell your healthcare provider if you take benzodiazepines, barbiturates, tranquilizers, or sleeping pills, as taking these with LUCEMYRA can cause serious side effects. The most common side effects of LUCEMYRA include low blood pressure or symptoms of low blood pressure such as lightheadedness, slow heart rate, dizziness, sleepiness, and dry mouth. To report SUSPECTED ADVERSE REACTIONS or product complaints, contact US WorldMeds at 1-833-LUCEMYRA. You may also report SUSPECTED ADVERSE REACTIONS to the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Click here to see full Prescribing Information.

BioCorRx Inc.

investors@BioCorRx.com

714-462-4880

Investor Relations:

Crescendo Communications, LLC

212- 671-1020 x304

bicx@crescendo-ir.com

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